Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Third Quarter 2016 Results

November 3, 2016 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction and home repair and remodeling in the United States, today reported its results for the third quarter ended September 30, 2016.

The Company acquired ProBuild Holdings LLC (“ProBuild”) on July 31, 2015 (“Closing Date”). ProBuild’s financial results are included in the combined company’s financial statements from the Closing Date forward and are not reflected in the combined company’s historical financial statements. Accordingly, ProBuild’s financial results are not included in the Generally Accepted Accounting Principles (“GAAP”) results for any periods prior to the Closing Date.

GAAP Third Quarter 2016 Compared to Third Quarter 2015:

•	Net sales for the three months ended September 30, 2016 were $1.7 billion, a 37 percent increase over net sales of $1.3 billion for the three months ended September 30, 2015, largely due to the acquisition of ProBuild.

•	Gross margin in the third quarter of 2016 increased $112.3 million to $437.1 million versus 2015. This increase is largely attributable to the ProBuild acquisition.

•	Selling, general and administrative expenses in the third quarter of $350.8 increased over prior year by 22.4 percent, largely due to the ProBuild acquisition, partially offset by the benefit of synergy cost savings.

•	Interest expense was $92.3 million in the third quarter of 2016, an increase of $46.3 million from the third quarter of 2015, which includes $53.3 million of one time cost associated with the refinancing of our long term debt.

•	The company recorded $131.5million in income tax benefit in the three months ended September 30, 2016. This benefit can be largely attributed to the release of our valuation allowance of $117.6 million against our deferred income tax assets.

•	Net income in the third quarter of 2016 was $125.5 million, or $1.10 per diluted share, compared to net loss of $8.7 million, or ($0.08) per diluted share, in 2015. 2016 net income was reduced by one time financing cost of $53.3 million, and increased by the release of our tax valuation allowance of $117.6 million.

•	Net income in the nine months ending September 30, 2016 was $137.9 million, or $1.22 per diluted share, compared to net loss of $12.2 million, or ($.12) per diluted share in 2015.

The Company has provided supplemental non-GAAP financial information of the combined company that is adjusted to include ProBuild’s financial results for the relevant periods prior to the Closing Date. These pro forma results (“Pro Forma”) were prepared assuming the ProBuild acquisition closed January 1, 2015. The company has further adjusted Pro Forma results to exclude one-time integration, facility closure, and other one-time refinancing and other costs (“Adjusted”). The information included below includes non-GAAP financial information. Please refer to the accompanying financial schedules for more information, including non-GAAP reconciliations to their GAAP equivalents.

Builders FirstSource Reports Third Quarter 2016 Results (continued)

Third Quarter 2016 Compared to 2015 on a Pro Forma Adjusted Basis:

•	Net sales were $1.7 billion for the third quarter of 2016, an increase of 3.1 percent compared to Pro Forma sales for the third quarter of 2015, excluding the impact of closed locations. Sales volume grew an estimated 0.5 percent over Pro Forma third quarter 2015, and was benefited by approximately 2.6 percent as a result of the impact of commodity price inflation on our sales. Pro Forma sales volume grew approximately 1.0 percent in the new residential homebuilding end market and approximately 2.8 percent in the repair and remodel end market, offset by declines in commercial and other sales.

•	Gross margin declined $3.4 million as compared to Pro Forma gross margin for the third quarter of 2015. Gross margin percentage was 25.0 percent, down 90 basis points from 25.9 percent in the third quarter 2015 on a Pro Forma basis. The decrease on a year over year basis was primarily due to a combination of commodity price deflation benefits in 2015 and commodity price inflation in 2016. Although commodity price inflation generally benefits the company’s operating results in the long term, it can cause short term gross margin percentage compression when prices are rising and margin percentage expansion when prices are falling. This is due to the short term pricing commitments we provide customers versus the volatility of the commodity markets. On a sequential basis, adjusted gross profit margins expanded by 10 bps from 24.9 percent in the second quarter of 2016 to 25.0 percent in the third quarter.

•	GAAP Interest expense in the quarter of $92.3 million includes $53.3 million of refinancing cost associated with the restructuring of our long term debt. These refinancing costs include the call premium associated with retiring the company’s 7.625% notes due 2021, cost associated with issuing $750 million of 5.625% notes due 2024, and repricing our previous senior secured term loan facility with a new $470 million senior secured term loan facility at an interest reduction of 1.25%. Absent these expenses, adjusted interest expense was $39.0 million in the third quarter of 2016, a $5.2 million reduction compared to pro forma adjusted third quarter 2015, attributable to debt repayments and a series of transactions that have reduced the company’s interest burden.

•	The company recorded $131.5 million in income tax benefit in the three months ended September 30, 2016. This credit can be largely attributed to the release of a substantial portion of our valuation allowance against our deferred income tax assets in the quarter. This benefited our GAAP net income by $117.6 million in the third quarter.

•	Adjusted net income was $69.2 million, or $0.61 per diluted share, compared to $34.8 million, or $0.31 per diluted share, in the third quarter of 2015 on a Pro Forma Adjusted basis. This improvement was largely a result of the operating synergies realized, interest savings as a result of refinancing activities, and the reduction of step-up depreciation and amortization associated with the ProBuild acquisition. Please refer to the accompanying financial schedules for more information, including non-GAAP reconciliations to their GAAP equivalents.

•	Adjusted EBITDA was $118.3 million, or 6.8 percent of sales, compared to $116.0 million, or 6.8 percent of sales, for the Pro Forma Adjusted third quarter of 2015, driven largely by synergy cost savings initiatives totaling $20 million, offset by commodity driven gross profit margin compression.

Builders FirstSource Reports Third Quarter 2016 Results (continued)

September 30, 2016 Year to Date Pro Forma Adjusted Financial Information:

•	Adjusted net income year to date September 30, 2016 was $75.8 million versus pro forma adjusted net loss of $2.7 million year to date 2015. This $78.5 million improvement was driven largely by synergy cost savings and adjusted interest savings. Please refer to the accompanying financial schedules for more information, including non-GAAP reconciliations to their GAAP equivalents.

•	Year to date September 30, 2016 Adjusted EBITDA was $296.8 million, or 6.2 percent of sales, compared to $236.9 million, or 5.1 percent of sales, for the Pro Forma Adjusted year to date 2015, driven largely by synergy cost savings initiatives totaling approximately $60 million, and sales growth offset by commodity driven gross profit margin compression.

•	As of September 30, 2016, Adjusted Pro Forma EBITDA (on a trailing 12 month basis) was $373.1 million and net debt was $1,969.1 million. This implies a multiple of 5.3x net debt / Adjusted Pro Forma EBITDA, down from 6.5x as of September 30, 2015.

•	Liquidity at September 30, 2016 was $631.9 million, which consisted of net borrowing availability under the 2015 facility and cash on hand.

•	Due to seasonal working capital needs, year to date cash used in operations and investing was $73.4 million including $35.6 million of one-time call premiums and fees associated with retiring the company’s 7.625% notes due 2021, which was included in cash used in operations. Excluding this refinancing cost, cash used in operations and investing was $37.8 million.

•	We do not anticipate paying federal taxes in 2016 due to our significant net operating loss carryforward position. We expect to pay approximately $4-6 million in state taxes for the year.

•	Year to date, the company has entered into several transactions to lower our go forward cash interest expense and to extend our maturity profile. These transactions included two debt exchanges, retiring the company’s 7.625% notes due 2021, issuing $750 million of 5.625% notes due 2024, repricing our senior secured term loan facility at an interest reduction of 1.25% and reducing the principal outstanding by $125 million, and in October repurchasing $50 million of our 10.75% Senior Notes due 2023. Together, these transactions have reduced our go forward annual cash interest expense by approximately $34 million since December 31, 2015 and extended our weighted average long term debt maturity (excluding capital leases) to 7.2 years. The company expects to fully realize these cash savings in 2017.

Please refer to the accompanying financial schedules for more information, including a Pro Forma view of cash interest and debt levels.

Commenting on the quarterly results, Builders FirstSource CEO Floyd Sherman remarked, “We grew sales by 3 percent in the quarter and are executing against our strategic initiatives. Integration efforts continue to progress as expected, creating approximately $20 million in savings in the quarter and almost $60 million year to date, before one time cost to implement. Despite labor constraints which continue to slow construction activity, we grew Pro Forma sales volume in the quarter by 1 percent in the new residential construction end market, excluding the impact of commodity inflation. This is compared to the total national housing start decline year over year of 2 percent (comprised of 2 percent growth in single family starts and 9 percent contraction in multi-family starts). We also increased sales in the repair and remodeling end market by 3 percent. In addition, sales in our value-added categories of prefabricated components, windows, doors, and millwork grew 4 percent versus Pro Forma 2015.”

Chad Crow, Builders FirstSource President and CFO, commented, “We have executed six capital market transactions this year to improve our financial flexibility, with a cumulative go forward annual interest

Builders FirstSource Reports Third Quarter 2016 Results (continued)

savings of approximately $34 million. This is one part of our multi-year plan to de-lever the balance sheet, along with earnings expansion, disciplined capital expenditures, utilization of our tax assets, and generating cash to pay down the absolute level of debt. We expect to continue to pay down debt the balance of the year. As-of quarter end, we have reduced our debt ratio to 5.3x net debt/Adjusted Pro Forma EBITDA on a trailing 12 months basis from 6.5x a year ago.”

Outlook

Concluding, Mr. Sherman added, “I am confident in the outlook for our business. I believe the housing industry remains on a trajectory of steady growth, albeit hampered in the short term by construction labor availability. The competitive environment has also intensified in select regions of the country, but we believe our integrated approach and significant scale allow us to respond more effectively than our competitors to service the homebuilder. We are executing our strategy and managing what is in our control, and I am very pleased with the progress we have made to date on integrating our company. We are confident in our cost savings actions that are on target to achieve $100 - 120 million of annual cost savings before one-time integration expenses. I am also pleased with the progress we are making on de-levering our capital structure and reducing our interest expense. There is still more work to do to capture balanced top and bottom line growth in the quarters and years to come. We believe we have the team, the infrastructure, the liquidity, and the strategic plan to create shareholder value that is among the best in our industry.”

Conference Call

Builders FirstSource will host a conference call Friday, November 4th, 2016 at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section before the call. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-523-1232 (U.S. and Canada) and 719-325-2167 (international), Conference ID: 2187297. A replay of the call will be available at 1:00 p.m. Central Time through November 18th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 2187297. The live webcast and archived replay can also be accessed on the company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

2015 Pro Forma Sales: $6.1 Billion  |  Associates: 14 Thousand  |  Operations in 40 states

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with 400 locations and have a market presence in 74 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Builders FirstSource Reports Third Quarter 2016 Results (continued)

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

Jennifer Pasquino

SVP Investor Relations

Builders FirstSource, Inc.

(303) 262-8571

Financial Schedules to Follow

BUILD`ERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited) (In thousands, except per share amounts)
Sales	$1,745,958	$1,276,063	$4,820,372	$2,108,570
Cost of sales	1,308,864	951,289	3,615,199	1,589,449

Gross margin	437,094	324,774	1,205,173	519,121
Selling, general and administrative expenses	350,837	286,533	1,019,715	464,197

Income from operations	86,257	38,241	185,458	54,924
Interest expense, net	92,290	46,005	170,316	66,185

Income (loss) from continuing operations before income taxes	(6,033)	(7,764)	15,142	(11,261)
Income tax expense (benefit)	(131,502)	993	(122,788)	990

Net Income (loss)	$125,469	$(8,757)	$137,930	$(12,251)

Comprehensive Income (loss)	$125,469	$(8,757)	$137,930	$(12,251)

Net income (loss) per share:
Basic	$1.13	$(0.08)	$1.25	$(0.12)

Diluted	$1.10	$(0.08)	$1.22	$(0.12)

Weighted average common shares:
Basic	111,187	105,856	110,487	101,096

Diluted	114,273	105,856	113,393	101,096

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(Unaudited) (In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$5,850	$65,063
Accounts receivable, less allowances of $10,923 and $8,049 at September 30, 2016 and December 31, 2015, respectively	677,171	528,544
Other receivables	47,904	57,778
Inventories, net	570,582	513,045
Other current assets	29,476	29,899

Total current assets	1,330,983	1,194,329
Property, plant and equipment, net	669,683	734,329
Assets held for sale	7,488	5,585
Goodwill	740,411	739,625
Intangible assets, net	167,883	189,604
Deferred income taxes	115,320	2,035
Other assets, net	20,535	16,531

Total assets	$3,052,303	$2,882,038

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks outstanding	$40,688	$46,833
Accounts payable	446,581	365,347
Accrued liabilities	254,267	293,905
Current maturities of long-term debt and lease obligations	18,985	29,153

Total current liabilities	760,521	735,238
Long-term debt and lease obligations, net of current maturities, debt discount and debt issuance costs	1,924,817	1,922,518
Other long-term liabilities	66,651	75,087

Total liabilities	2,751,989	2,732,843
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 111,538 and 109,726 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	1,115	1,097
Additional paid-in capital	524,973	511,802
Accumulated deficit	(225,774)	(363,704)

Total stockholders’ equity	300,314	149,195

Total liabilities and stockholders’ equity	$3,052,303	$2,882,038

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
	2016	2015
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income (loss)	$137,930	$(12,251)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	86,901	30,635
Asset impairments	1,905	1,438
Amortization of deferred loan costs	5,414	16,751
Amortization of debt discount	526	120
Loss on extinguishment of debt	11,736	—
Payment of original issue discount	(1,259)	—
Accretion of lease finance obligation	714	—
Fair value adjustment of stock warrants	—	4,563
Deferred income taxes	(124,787)	396
Bad debt expense	35	797
Stock compensation expense	7,734	4,972
Net gain on sale of assets	(5,159)	(587)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(144,342)	(30,513)
Inventories	(62,005)	31,615
Other current assets	423	(2,255)
Other assets and liabilities	3,323	2,227
Accounts payable and checks outstanding	77,939	32,380
Accrued liabilities	(35,115)	38,481

Net cash provided by (used in) operating activities	(38,087)	118,769

Cash flows from investing activities:
Purchases of property, plant and equipment	(34,127)	(28,313)
Proceeds from sale of property, plant and equipment	2,816	2,409
Cash used for acquisitions, net	(3,970)	(1,465,117)

Net cash used in investing activities	(35,281)	(1,491,021)

Cash flows from financing activities:
Borrowings under revolving credit facility	707,000	320,000
Repayments under revolving credit facility	(678,000)	(215,000)
Proceeds from issuance of notes	750,000	700,000
Proceeds from term loan	—	594,000
Repayments of long-term debt and other loans	(755,095)	(1,365)
Payments of loan costs	(15,205)	(56,632)
Proceeds from public offering of common stock, net of issuance costs	—	111,315
Exercise of stock options	6,547	4,332
Repurchase of common stock	(1,092)	(986)

Net cash provided by financing activities	14,155	1,455,664

Net change in cash and cash equivalents	(59,213)	83,412
Cash and cash equivalents at beginning of period	65,063	17,773

Cash and cash equivalents at end of period	$5,850	$101,185

Supplemental disclosure of non-cash activities: For the nine months ended September 30, 2016 and 2015 the Company retired assets subject to lease finance obligations of $34.4 million and $1.4 million and extinguished the related lease finance obligation of $39.4 million and $1.5 million, respectively. The company purchased equipment financed through capital lease obligations of $8.0 million and $0.7 million in the nine months ended September 30, 2016 and 2015, respectively.

Note: Net cash used in operating activities is burdened by $35.6M interest expense driven primarily by the call premiums associated with retiring the company’s 7.625% notes due 2021.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on November 3, 2016.

	Three months ended September 30,		Nine months ended September 30,		Twelve months ended September 30,
	2016	2015 (1)	2016	2015 (1)	2016
	(in millions)		(in millions)
Reconciliation to Adjusted EBITDA:
Reported GAAP Net Income (Loss)	$125.5	$(8.7)	$137.9	$(12.2)	$127.3
ProBuild Net Income (Loss)	—	5.6	—	32.0	—
Pro forma interest adjustment	—	6.1	—	(41.8)	—
Acquisition depreciation and amortization adjustments	—	(3.8)	—	(25.5)	—
Other pro forma adjustments	—	1.0	—	(5.9)	—
Acquisition related expenses	—	19.2	—	32.5	0.3

Pro forma Net Income (Loss)	125.5	19.4	137.9	(20.9)	127.6
Integration related expenses	8.0	14.0	20.9	14.5	30.6
Debt issuance and refinancing cost (2)	53.3	—	47.3	—	47.3
Release of tax valuation allowance	(117.6)	—	(128.6)	—	(128.6)
Facility closure costs	0.0	1.4	(1.7)	3.7	(1.4)

Adjusted Net Income (Loss)	69.2	34.8	75.8	(2.7)	75.5

Weighted average diluted common shares (in millions) (4)	114.3	113.1	113.4	108.2
Diluted adjusted net income (loss) per share:	$0.61	$0.31	$0.67	$(0.02)

Reconciling items:
Depreciation and amortization expense	25.6	32.2	86.9	89.7	114.5
Interest expense, net	39.0	44.2	123.0	137.9	166.0
Income tax (benefit) expense	(13.9)	1.2	5.8	2.5	9.1
Stock compensation expense	2.6	1.6	7.7	5.0	9.6
ProBuild long term incentive plan	—	—	—	2.0	—
(Gain)/loss on sale and asset impairments	(4.3)	0.5	(3.3)	(2.5)	(2.8)
Other management-identified adjustments (3)	0.1	1.5	0.9	5.0	1.2

Adjusted EBITDA	$118.3	$116.0	$296.8	$236.9	$373.1

Adjusted EBITDA Margin	6.8%	6.8%	6.2%	5.1%	5.9%

(1)	Pro forma results are reflected for 2015 prior to the Acquisition Closing Date of July 31, 2015. These were prepared in accordance with Article 11 of Regulation S-X, which assumes the ProBuild acquisition closed January 1, 2015. Pro forma results reflected in our 10Q were prepared in accordance with the requirements of Accounting Standards Codification section 805, which includes the results of ProBuild prior to the Closing Date, and assumes the ProBuild acquisition closed January 1, 2014, affecting non cash depreciation and amortization.
(2)	Cost associated with refinancing long term debt
(3)	Primarily relates to severance, one-time cost items, and losses from closed ProBuild locations.
(4)	Diluted shares on a pro forma basis not available for the trailing 12 month period.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(pro forma adjusted and unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015 (1)	2016	2015 (1)
	(in millions except per share amounts)
Net sales	$1,746.0	$1,276.1	$4,820.4	$2,108.6
Sales attributable to acquisitions	—	422.9	—	2,502.3

Pro forma net sales	1,746.0	1,699.0	4,820.4	4,610.9
Sales adjustment for closed locations	—	(4.7)	(0.4)	(13.7)

Net sales excluding closed locations	1,746.0	1,694.3	4,820.0	4,597.2
Gross margin	437.1	440.5	1,205.2	1,166.4
Gross margin %	25.0%	25.9%	25.0%	25.3%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (2)	18.3%	19.1%	18.8%	20.2%
Adjusted EBITDA	118.3	116.0	296.8	236.9
Adjusted EBITDA margin %	6.8%	6.8%	6.2%	5.1%
Depreciation and amortization	(25.6)	(32.2)	(86.9)	(89.7)
Interest expense, net of debt issuance cost and refinancing	(39.0)	(44.2)	(123.0)	(137.9)
Income tax benefit (expense)	13.9	(1.2)	(5.8)	(2.5)
Other adjustments	1.6	(3.6)	(5.3)	(9.5)

Adjusted Net Income (Loss)	$69.2	$34.8	$75.8	$(2.7)

Basic adjusted net income (loss) per share:	$0.62	$0.32	$0.69	$(0.02)

Diluted adjusted net income (loss) per share:	$0.61	$0.31	$0.67	$(0.02)

Weighted average common shares (in millions)
Basic	111.2	108.9	110.5	108.2
Diluted	114.3	113.1	113.4	108.2

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on November 3, 2016.

(1)	Pro forma results are reflected for 2015 prior to the Acquisition Closing Date of July 31, 2015. These were prepared in accordance with Article 11 of Regulation S-X, which assumes the ProBuild acquisition closed January 1, 2015. Pro forma results reflected in our 10Q were prepared in accordance with the requirements of Accounting Standards Codification section 805, which includes the results of ProBuild prior to the Closing Date, and assumes the ProBuild acquisition closed January 1, 2014, affecting non cash depreciation and amortization.
(2)	Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition, integration and other expenses. Adjusted SG&A/Other in Q3-16 of $350.8M less $25.6M depreciation and amortization, less $8.0M of integration expenses, less $2.6M of stock comp, plus $4.1M gain from sales and other Adjusted SG&A/Other YTD of $1,021.4M less $86.9M depreciation and amortization, less $20.9M of integration expenses, less $7.7M of stock comp, plus $2.4M from gain from sales and other

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales Excluding Closed Locations by Product Category

(unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2016		2015 (1)		2016		2015 (1)
	(in millions)				(in millions)
Lumber & Lumber Sheet Goods	$588.4	33.7%	$548.6	32.4%	$1,604.4	33.3%	$1,514.2	32.9%
Windows, Doors & Millwork	351.9	20.2%	342.0	20.2%	1,001.2	20.8%	945.9	20.6%
Manufactured Products	307.3	17.6%	291.7	17.2%	839.2	17.4%	776.2	16.9%
Gypsum, Roofing & Insulation	147.9	8.5%	157.6	9.3%	399.6	8.3%	407.4	8.9%
Siding, Metal & Concrete Products	155.0	8.8%	165.9	9.8%	423.4	8.8%	431.4	9.4%
Other	195.5	11.2%	188.5	11.1%	552.2	11.4%	522.1	11.3%

Total adjusted net sales	$1,746.0	100.0%	$1,694.3	100.0%	$4,820.0	82.6%	$4,597.2	100.0%

(1)	Pro forma results include ProBuild prior to the Acquisition Closing Date of July 31, 2015 and exclude sales from closed locations

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended September 30, 2016	Proforma for auction settlement and retirement of $50M principal of unsecured notes
	Interest Expense	Net Debt Outstanding (1)	Adjusted Annual Cash Interest Forecast (2)
	(in millions)
2024 Secured Notes @ 5.625% Fixed	$4.7	$750.0	$42.2
2023 Unsecured Notes at 10.75% Fixed	11.2	367.6	39.5
2022 Term Loan @ 4.75% (Floating LIBOR) (3)	7.6	468.8	22.3
2021 Secured Notes @ 7.625%	6.3
Revolving Credit Facility @ 2% (Floating LIBOR) (3)	1.3	147.5	5.8
Premium paid on redemption of 2021 Secured Notes	33.3
Amortization of deferred loan costs and debt discount (4)	21.9
Lease finance obligations and capital leases	5.9	249.6	23.6
Other	0.1
Cash		(5.9)

Total	$92.3	$1,977.6	$133.4

(1)	Pro forma assuming Q3 balance, adjusted for the October dutch auction tender offer for $50M principal of the 2023 notes. The pro forma adjustment reduced the Sept 30, 2016 outstanding 2023 notes by $50M and increased the revolving credit facility balance by $58.5M, the full settlement amount of the auction transaction.
(2)	Excludes issuance cost and one time items. Assumes current or pro forma borrowing rates on variable debt.
(3)	Assumes Q3 balance for the Term Loan and Q3 Proforma balance on the revolving credit facility for annualized projections.
(4)	Includes $18.8M of non-cash deferred loan cost and debt discount write-off associated with the extinguishment of debt and $1.2 million in cash fees paid in connection with the term loan repricing, plus recurring amortization.